                                                                    EXHIBIT 99.1

(ARLINGTON HOSPITALITY, INC. LETTERHEAD)

For Immediate Release

CONTACT:                                            MEDIA CONTACT:
James B. Dale, Chief Financial Officer              Jerry Daly or Carol McCune
847-228-5401 x 361                                  703-435-6293
jimdale@arlingtonhospitality.com                    jerry@dalygray.com


           ARLINGTON HOSPITALITY, INC. ANNOUNCES THIRD QUARTER RESULTS

         ARLINGTON HEIGHTS, Ill., November 17, 2003--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced results for the third quarter and nine months ended September 30, 2003. Arlington is the nation's largest owner and operator of AmeriHost Inn hotels, a mid-market, limited service hotel brand with 103 properties located in 22 states and Canada. Arlington Hospitality owns and operates 57 AmeriHost Inn hotels. Cendant Corporation (NYSE: CD) is the franchisor of the AmeriHost Inn brand.

THIRD QUARTER AND YEAR TO DATE 2003 RESULTS

         Revenues increased 49.7 percent and 14.2 percent to $23.8 million and $57.4 million, respectively, during the three and nine months ended September 30, 2003, compared to $15.9 million and $50.3 million during the same periods a year earlier, due primarily to increases in hotel sales and commissions and incentive and royalty-sharing fees. Revenues from consolidated AmeriHost Inn hotels decreased during the three and nine months ended September 30, 2003, due primarily to the sale of hotels and a 1.5 percent and 1.2 percent decrease in same room revenue for these hotels for the three and nine months ended September 30, 2003, respectively.

         Net income for the third quarter was $1.1 million, compared to net income of $746,000 during the third quarter of 2002. Net loss for the nine months ended September 30, 2003, was ($3.8) million, compared to net income of approximately $222,000 for the same period in 2002. These results include non-cash hotel impairment provisions in 2003 and discontinued operations related to non-AmeriHost Inn hotels, which have been recorded in connection with the company's previously announced plan for hotel disposition and hotel development/repositioning.

         Net income (loss), and its components, is summarized as follows for the three and nine months ended September 30, 2003, compared to September 30, 2002:

                                                Three Months Ended September 30,      Nine months Ended September 30,
                                               ---------------------------------     ---------------------------------
                                                   2003                2002               2003               2002
                                               --------------     --------------     --------------     --------------
Net income (loss) from continuing
     operations, before impairment             $    1,201,438     $      774,400     $      412,568     $      803,538

Impairment provision, net of tax                      (84,496)                --         (2,883,008)                --
                                               --------------     --------------     --------------     --------------
Net income (loss) from continuing
     operations                                $    1,116,942     $      774,400     $   (2,470,440)    $      803,538

Discontinued operations                               (34,704)           (28,713)        (1,287,628)          (581,535)
                                               --------------     --------------     --------------     --------------
Net income (loss)                              $    1,082,238     $      745,687     $   (3,758,068)    $      222,003
                                               ==============     ==============     ==============     ==============

     Net income (loss) per share - Diluted:
     From continuing operations                $         0.23     $         0.15     $        (0.48)    $         0.15
     From discontinued operations                       (0.01)             (0.01)             (0.26)             (0.11)
                                               --------------     --------------     --------------     --------------
                                               $         0.22     $         0.14     $        (0.74)    $         0.04
                                               ==============     ==============     ==============     ==============

         Following the July 2003 announcement of a plan to dispose of 25 to 30 hotels over the next two years, the company recorded hotel impairment charges based on the difference between the carrying value of the hotels identified for sale and their anticipated net realizable values. Discontinued operations relates to the operations of the non-AmeriHost Inn hotels sold, or expected to be sold within the next 12 months, which have been reclassified from continuing operations and includes a non-cash impairment charge related to these hotels taken during the three and nine months ended September 30, 2003.

         "The third quarter marks the beginning of a significant shift in the company's strategy," said Jerry Herman, president and chief executive officer. "We now are focusing our attention on both development, primarily through joint ventures, which we refer to as Operation Growth, and our hotel disposition plan, which we refer to as Operation Sell. The sale of 25 to 30 hotels will allow us to pay down more than 50 percent of our debt, increase our operating cash flow, accelerate the benefits of sales and royalty-sharing fees related to our agreements with Cendant and provide capital for future hotel development or other strategic alternatives."

         Herman noted that the company concurrently implemented a restructuring plan, reducing corporate and regional operations staff by approximately 20 percent, resulting in an expected annual savings of approximately $580,000. Some of these savings will be partially offset by the addition of key personnel, primarily in the development and finance areas.

ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

         In accordance with SFAS No. 144, "Accounting for Long-Lived Assets," the company's hotel assets earmarked for sale within the next 12 months have been classified as "held for sale" on the accompanying balance sheet as of September 30, 2003.

         The operations of the non-AmeriHost Inn hotels that have been determined to be discontinued operations have been reclassified from the company's continuing operations and presented as "discontinued operations" on the consolidated statements of operations. In addition, the "discontinued operations" include $517,000 of after tax, non-cash impairment charges related to these hotels recorded in the second quarter of 2003, plus $19,000, after tax, recorded in the third quarter of 2003. These hotels are considered to be "discontinued operations" since they have been sold, or are expected to be sold within the next 12 months, and the company will have no continuing involvement after their disposition.

         Although certain AmeriHost Inn hotels have been classified as "held for sale" on the accompanying consolidated balance sheet, the operations of these hotels has not been treated as "discontinued operations" in the consolidated statement of operations due to the company's long-term royalty-sharing agreement with Cendant for all AmeriHost Inn hotels, which provides for a revenue stream to the company after the properties are sold to a new or existing AmeriHost Inn franchisee.

AMERIHOST INN ROOM REVENUES

         Third quarter 2003 same-room revenue per available room (RevPAR) for the company's AmeriHost Inn hotels was essentially flat at $37.91, compared to the 2002 third quarter, and compared to a 2.2 percent estimated increase in 2003 third quarter RevPAR for the midscale without food and beverage segment of the hotel industry, according to Smith Travel Research. Occupancy and average daily rate (ADR) at the company's AmeriHost Inn hotels were unchanged at 64.3 percent and $58.91, respectively.

         For the first nine months of 2003, same-room RevPAR for the company's AmeriHost Inn hotels decreased 0.7 percent to $33.46, compared to the same period in 2002, and compared to a 0.5 percent estimated RevPAR decrease for the midscale without food and beverage segment of the hotel industry for the first nine months of 2003, according to Smith Travel Research. Occupancy at the company's AmeriHost Inn hotels declined 0.3 percent to 58.3 percent, while ADR decreased 0.4 percent to $57.34.

         On a trailing 12-month basis, RevPAR decreased 0.8 percent, based on a
0.5 percent decrease in occupancy and a 0.2 percent decrease in ADR, compared to an estimated 0.2 percent

RevPAR increase for the midscale without food and beverage segment for the trailing 12 months, according to Smith Travel Research.

ARLINGTON HOSPITALITY'S AMERIHOST INN THIRD QUARTER 2003 RESULTS*

                             Three Months      Nine months      Twelve Months
                                Ended            Ended             Ended
                             September 30     September 30      September 30
                             ------------     ------------      ------------
Occupancy - 2003                     64.3%            58.3%             57.0%
Occupancy - 2002                     64.3%            58.5%             57.3%
Increase (decrease)                   0.0%            (0.3)%            (0.5)%

Average Daily Rate - 2003    $      58.91     $      57.34      $      57.12
Average Daily Rate - 2002    $      58.89     $      57.56      $      57.21
Increase (decrease)                   0.0%            (0.4)%            (0.2)%

RevPAR - 2003                $      37.91     $      33.46      $      32.56
RevPAR - 2002                $      37.86     $      33.67      $      32.78
Increase (decrease)                   0.0%            (0.7)%            (0.8)%

*Results are presented on a "same-room" basis, and include the company's AmeriHost Inn hotels, which have been open for at least 13 months during the period, presented.

         "Leisure travel held up well during the quarter but business travel continues to be sluggish," Herman said. "We also were impacted in certain markets by the addition of new competitive hotels."

         During the quarter, Arlington launched a number of new national, regional and local sales and marketing initiatives. "We are placing particular emphasis on revenue management and achieving higher market penetration. We are implementing significant training programs at the property level and new technological/Internet initiatives, and we continue to add strength to our team. Last week, Bill Hobbs joined the company as our new vice president of sales and marketing and will be working closely with our operational and sales teams."

         Hobbs previously was director of marketing for AmericInns International and is the former director of national sales for Baymont Inns & Suites. "For the past dozen years, Bill has concentrated on the limited-service segment in secondary and tertiary markets. He knows our customer and the strengths of our locations. We are excited to have him on board and look forward to his adding value to our sales and marketing efforts," Herman added.

         "We have become much more aggressive in our marketing efforts and in taking command of our electronic distribution channels to better control our rooms inventory and pricing. We believe these programs will have a long-term positive impact on the company's operations."

NEW BUSINESS PLAN UPDATE

         1. Hotel Sales

                  During the third quarter, the company sold three wholly owned hotels, located in Fontana, Calif., Jacksonville, Ill., and New Martinsville, W.Va. Following the close of the quarter, the company sold two wholly owned AmeriHost Inn hotels in Kenton, Ohio and Parkersburg South, W. Va., and a joint venture in which the company is a partner, sold a Days Inn located in New Philadelphia, Ohio.

                  "We are moving forward rapidly and as prudently as possible," Herman said. "We engaged the national hotel brokerage firm of Thompson Calhoun Fair, which already is evaluating initial offers on several hotels."

                  Year to date, the company has sold eight wholly owned AmeriHost Inn hotels generating net hotel sales revenues of approximately $22.9 million. In addition, the company facilitated the sale of three hotels owned by joint ventures in which the company was a partner, including one AmeriHost Inn and two non-AmeriHost Inn hotels.

                  Arlington currently has one hotel under contract for sale, which is expected to be consummated during the next six months. The company currently is in active pre-contract negotiations on several additional properties. The revenue and profit/loss from the sale of hotels, as well as the reduction of debt, will be reported in the company's financial statements as of the date the sale transactions close. When the company has hotels under contract for sale, even with nonrefundable cash deposits in certain cases, certain conditions to closing remain, and there can be no assurance that these sales will be consummated as anticipated.

                  The amount of revenue described above relates solely to completed sales activities. Any forecasted amounts from closed or pending sales could differ from the final amounts included in the company's applicable quarterly and annual financial statements when issued. Furthermore, such forecasted amounts do not represent guidance on, or forecasts of, the results of the company's entire consolidated operations, which are reported on a quarterly basis.

                  Information on Arlington's hotels being brokered for sale by Thompson Calhoun Fair can be found at www.tcfhotels.com, or by calling Mark Fair at 404-995-8970.

         2. Development Activity

                  In the third quarter, the company began construction on a 79-room AmeriHost Inn hotel in Weirton, W.Va. for a joint venture in which the company has a minority ownership interest. The company currently has several other projects in the pre-construction development phase, including a site near Columbus, Ohio's airport, a site in Lansing, Mich., and several sites in California.

                  During the quarter, the company substantially enhanced the depth of its development team. Stephen Miller joined the company in the new position of senior vice president-real estate/business development to head up the company's accelerated hotel development program. Stephen Harris joined Arlington as senior vice president, construction and development. He will spearhead new construction activities, as well as oversee the company's capital expenditure, preventative maintenance and energy management programs.

                  "Our development department now is fully staffed, and we are ramping up quickly," said Herman. "We are exploring opportunities with a number of possible joint venture partners and have been identifying attractive sites. Our goal is to reach a level of developing 10 to 15 hotels a year by the end of 2005, primarily in larger markets, particularly in the Midwest where the AmeriHost brand has high consumer awareness, and in California."

                  For more information regarding turnkey development services, and on all hotels owned by the company, contact Steve Miller via email at stevem@arlingtonhospitality.com or by telephone at (847) 228-5401, ext. 312.

         3. Cendant Relationship

                  In the third quarter, the number of AmeriHost Inns franchised by companies other than Arlington increased to 46, up from 10 at the end of 2000. Incentive and royalty-sharing fees more than doubled to $265,000 in the 2003 third quarter, compared to the same period in 2002. For the nine months, these fees increased nearly 80 percent to $695,000, compared to the like period a year earlier.

                  "We are working closely with Cendant and expect to see substantially increased efforts to grow the AmeriHost brand through franchisees in addition to Arlington," Herman noted. "We are pleased that Cendant has added three AmeriHost Inn properties to the system in the third quarter, and Cendant has indicated that their pipeline for AmeriHost Inns is increasing."

         4. Balance Sheet

                  As a result of the sale of three hotels in the third quarter, Arlington paid off mortgage debt of approximately $5.8 million in the 2003 third quarter. The company has paid off additional mortgage debt of $4.1 million so far in the fourth quarter, including the mortgage debt of one consolidated joint venture. The company estimates that hotel disposition proceeds from Operation Sell will enable Arlington to reduce debt by more than 50 percent from year-end 2002 levels. Year-to-date, Arlington has paid down $16.5 million of debt.

OTHER MATTERS

         From time to time, the company may utilize cash to purchase its own common stock. Currently, the board of directors has authorized the company to buy back, at any time and without notice, up to 1,000,000 shares of it own common stock under certain conditions. Year to date, the company has purchased 36,800 shares under this authorization.

ABOUT ARLINGTON HOSPITALITY

         Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels, primarily the AmeriHost Inn brand. Currently, Arlington Hospitality, Inc. owns or manages 64 properties in 17 states, including 57 AmeriHost Inn hotels, for a total of 4,655 rooms, with additional AmeriHost Inn & Suites hotels under development. The AmeriHost Inn brand is a mid-market, limited service hotel brand with more than 100 properties located in 22 states and Canada.

         This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-Q for the quarter ended September 30, 2003 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations-Factors Affecting Future Performance."

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                    September 30,   December 31,
                                                                        2003            2002
                                                                    ------------    ------------
                                ASSETS                              (UNAUDITED)
Current assets:
    Cash and cash equivalents                                       $  4,079,236    $  3,969,515
    Accounts receivable, less allowance of $150,000
       at September 30, 2003 and December 31, 2002 (including
       approximately $273,000 and $166,000 from related parties)       2,390,547       2,064,463
    Notes receivable, current portion                                         --         100,000
    Prepaid expenses and other current assets                            475,852         975,432
    Refundable income taxes                                            1,009,480       1,574,776
    Costs and estimated earnings in excess of billings on
       uncompleted contracts                                             898,367       1,479,101
    Assets held for sale - non-AmeriHost Inn hotels                   11,921,652              --
    Assets held for sale - AmeriHost Inn hotels                       23,832,212              --
                                                                    ------------    ------------
         Total current assets                                         44,607,346      10,163,287
                                                                    ------------    ------------

Investments in and advances to unconsolidated
    hotel joint ventures                                               3,335,741       4,291,504
                                                                    ------------    ------------


Property and equipment:
    Land                                                               7,002,362      13,418,378
    Buildings                                                         39,277,983      76,849,071
    Furniture, fixtures and equipment                                 15,232,786      26,553,701
    Construction in progress                                             320,246       6,447,039
    Leasehold improvements                                             2,396,309       2,760,906
                                                                    ------------    ------------
                                                                      64,229,686     126,029,095

    Less accumulated depreciation and amortization                    16,313,014      26,417,755
                                                                    ------------    ------------
                                                                      47,916,672      99,611,340
                                                                    ------------    ------------

Notes receivable, less current portion                                 1,017,875         782,083

Deferred income taxes                                                  5,088,000       2,427,000

Other assets, net of accumulated amortization of
    approximately $928,000 and $1,259,000                              2,776,863       2,658,500
                                                                    ------------    ------------
                                                                       8,882,738       5,867,583
                                                                    ------------    ------------
                                                                    $104,742,497    $119,933,714
                                                                    ============    ============

                                   (continued)

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                               September 30,      December 31,
                                                                                   2003               2002
                                                                               -------------     -------------
    LIABILITIES AND SHAREHOLDERS' EQUITY                                        (UNAUDITED)
Current liabilities:
    Accounts payable                                                           $   2,295,234     $   3,965,028
    Bank line-of-credit                                                            2,250,000         6,384,287
    Accrued payroll and related expenses                                             497,942           827,353
    Accrued real estate and other taxes                                            2,363,238         1,969,297
    Other accrued expenses and current liabilities                                 1,174,735         1,974,350
    Current portion of long-term debt                                              2,997,471         4,038,301
    Liabilities of assets held for sale - non-AmeriHost Inn hotels                10,974,939                --
    Long-term debt of assets held for sale - AmeriHost Inn hotels                 23,105,654                --
                                                                               -------------     -------------

         Total current liabilities                                                45,659,213        19,158,616
                                                                               -------------     -------------


Long-term debt, net of current portion                                            33,657,471        72,203,688
                                                                               -------------     -------------

Deferred income                                                                   11,407,184        10,867,418
                                                                               -------------     -------------

Commitments and contingencies

Minority interests                                                                   296,449           333,888
                                                                               -------------     -------------


Shareholders' equity:
    Preferred stock, no par value; authorized 100,000 shares;
       none issued                                                                        --                --
    Common stock, $.005 par value; authorized 25,000,000 shares; issued and outstanding 5,012,788 shares at September 30,
       2003, and 4,962,817 shares at December 31, 2002                                25,064            24,814
    Additional paid-in capital                                                    13,294,458        13,184,564
    Retained earnings                                                                839,533         4,597,601

                                                                                  14,159,055        17,806,979
    Less:
         Stock subscriptions receivable                                             (436,875)         (436,875)
                                                                               -------------     -------------
                                                                                  13,722,180        17,370,104
                                                                               -------------     -------------
                                                                               $ 104,742,497     $ 119,933,714
                                                                               =============     =============

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30,

                                   (UNAUDITED)

                                           Three Months Ended September 30,    Nine Months Ended September 30,
                                           -------------------------------     -------------------------------
                                               2003              2002              2003              2002
                                           -------------     -------------     -------------     -------------
Revenue:
   Hotel operations:
     AmeriHost Inn hotels                  $  11,718,099     $  12,737,246     $  31,254,120     $  33,582,408
     Other hotels                                489,724           753,804         1,335,904         1,759,114
   Development and construction                  380,834           929,983         2,478,095         5,740,954
   Hotel sales and commissions                10,040,670                --        19,074,417         4,900,317
   Management services                           124,542           266,931           352,997           763,640
   Employee leasing                              605,993           929,164         1,664,675         2,649,339
   Incentive and royalty sharing                 264,945           130,623           694,594           386,992
   Office building rental                        180,941           153,254           537,164           471,242
                                           -------------     -------------     -------------     -------------
                                              23,805,748        15,901,005        57,391,966        50,254,006
                                           -------------     -------------     -------------     -------------
Operating costs and expenses:
   Hotel operations:
     AmeriHost Inn hotels                      8,027,206         8,271,494        23,424,628        23,675,045
   Other hotels                                  644,396           521,634         1,531,884         1,606,078
   Development and construction                  591,467           944,824         2,727,944         5,568,717
   Hotel sales and commissions                 8,444,575                --        15,779,006         3,528,680
   Management services                            65,918           165,628           205,677           504,455
   Employee leasing                              585,582           916,318         1,612,296         2,593,120
   Office building rental                         45,966            71,297           142,383           116,918
                                           -------------     -------------     -------------     -------------
                                              18,405,110        10,891,195        45,423,818        37,593,013
                                           -------------     -------------     -------------     -------------
                                               5,400,638         5,009,810        11,968,148        12,660,993

   Depreciation and amortization                 701,352         1,088,454         2,767,485         3,221,828
   Leasehold rents - hotels                    1,262,727         1,240,536         3,802,981         3,860,025
   Corporate general and administrative          526,848           755,036         1,489,686         1,528,630
   Impairment provision                          143,496                --         4,808,008                --
                                           -------------     -------------     -------------     -------------
Operating income (loss)                        2,766,215         1,925,784          (900,012)        4,050,510

Other income (expense):
   Interest expense                           (1,026,406)       (1,234,343)       (3,266,509)       (3,761,282)
   Interest income                               109,565           151,538           350,446           409,760
   Other income                                 (170,171)           53,107          (128,150)           92,344
   Gain on sale of assets                        400,000           400,000           400,000           727,076
   Equity in net income and (losses)
     of affiliates                              (138,020)           61,697          (412,282)          (59,886)
                                           -------------     -------------     -------------     -------------
Income (loss) before minority
   interests and income taxes                  1,941,183         1,357,783        (3,956,507)        1,458,522

Minority interests in (income) loss of
   consolidated partnerships                     (47,241)          (44,383)         (128,933)          (90,984)
                                           -------------     -------------     -------------     -------------
Income (loss) before income taxes              1,893,942         1,313,400        (4,085,440)        1,367,538

Income tax expense (benefit)                     777,000           539,000        (1,615,000)          564,000
                                           -------------     -------------     -------------     -------------
Net income (loss) from continuing
   Operations                                  1,116,942           774,400        (2,470,440)          803,538

Discontinued operations, net of
   tax                                           (34,704)          (28,713)       (1,287,628)         (581,535)
                                           -------------     -------------     -------------     -------------
Net income (loss)                          $   1,082,238     $     745,687     $  (3,758,068)    $     222,003
                                           =============     =============     =============     =============

Net income (loss) per share
   Basic                                   $        0.22     $        0.15     $       (0.74)    $        0.04
   Diluted                                 $        0.22     $        0.14     $       (0.74)    $        0.04